Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Adial Pharmaceuticals, Inc. on Form S-8 (File Nos. 333-226884 and 333-233760) of our report dated March 20, 2020 with respect to our audits of the financial statements as of December 31, 2019 and 2018, and for each of the years in the two year period ended December 31, 2019, which was included in the Company’s Annual Report on Form 10-K filed on March 20, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

East Hanover, New Jersey

March 20, 2020